SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

November 16, 2009
(Date of Report)

REMEDIATION SERVICES, INC.
(Exact name of small business issuer as specified in its charter)

Commission File Number 000-52235

Nevada	75-2834498
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1111 Hughes Court Wylie, Texas 75098
(Address of principal executive offices)

  (972) 488-1111
(Issuer's telephone number)

N/A
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[    ]  Written communications pursuant to Rule 425 under the Securities Act
[    ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act
[    ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
[    ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 8.01.   OTHER  EVENTS.

In response to the Securities and Exchange Commission's Release No. 33-8587, the Registrant has elected to mark "yes", on all future filings, as to whether the Registrant is a shell company. The Registrant's election is based solely on the Securities and Exchange Commission's definition of a shell company, as defined in Rule 12b-2 of the Exchange Act. The Securities and Exchange Commission defines a "shell company" as a registrant with no or nominal operations and either no or nominal assets, assets consisting solely of cash and cash equivalents, or assets consisting of any amount of cash and cash equivalents and nominal other assets.

In response to the decline in the housing market and the result of the Registrant’s Properties Held for Remediation assets not turning in over a year, the Registrant has decided to search for a merger candidate and therefore is electing to file as a shell company in all future filings.  The Registrant’s operations have been nominal in the nine months ending September 30, 2009 with sales of $65,000 versus $143,000 in the nine months ended September 30, 2008.  For the quarter ended September 30, 2009, the Registrant had $199,400 in assets, of which $189,600 are classified as Properties Held for Remediation; and $202,300 in liabilities. The Registrant’s cash balance at September 30, 2009 was $5,300.  Furthermore, the Registrant has not generated positive cash flow from operations. These factors raise substantial doubt the Registrant's ability to continue as a going concern.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Remediation Services, Inc.

By:    /s/ Reed T. Buley
          Reed T. Buley
         Chief Executive Officer

Dated:  November 16, 2009